COACHMEN INDUSTRIES, INC. RETURNS TO PROFITABILITY; DECLARES DIVIDEND

ELKHART, Ind., Aug. 9 /PRNewswire/ -- Coachmen Industries, Inc. (NYSE: COA - news) announced today that it has returned to profitability, consistent with its previously announced expectations.

Total net income for the second quarter ended June 30, 2001 was $1.4 million compared with $3.7 million reported last year. For the quarter, diluted earnings per share were $.09 compared to $.24 per share in the same period in 2000. This rebounds from a loss in the first quarter of $4.9 million, or $.31 per share. For the first six months of the year, the net loss is $3.5 million, or a $.22 per share loss, compared to net income of $7.7 million, or $.50 per share for the same period in 2000.

The return to profitability was achieved in spite of revenues that were significantly below those of a year ago because of continuing softness in the recreational vehicle industry. Sales for the second quarter ended June 30, 2001 were $162.4 million compared with last year's second quarter sales of $194.7 million. Sales for the first six months were $315.3 million compared with sales in the first six months of 2000 of $395.9 million.

"Given the continuing difficulty in the RV market as a whole, we are pleased to return to profitability after two quarters of losses. We believe that our ability to rebound so quickly is the result of the many internal and structural changes we have put in place," said Claire C. Skinner, Chairman, Chief Executive Officer and President of Coachmen Industries.

Recreational Vehicle Group
--------------------------

The reduction in sales and much of the profit erosion during this period was due
to  the  continuing   industry-wide   softness   experienced  by  the  Company's
Recreational Vehicle Group.

Recreational vehicle segment sales for the second quarter were $93.9 million, compared to $148.8 million for the same period in 2000. Sales for the first six months were $200.2 million compared to $311.3 million for the same period in 2000. After adjustments for sold or discontinued RV operations, sales for 2000 were $128.3 million for the second quarter and $276.8 million for the first six months of the year. The lower sales volumes, coupled with unusually fierce competitive pressures in phasing out 2001 models, negatively impacted profits of the RV Group. During the quarter, Coachmen's


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recreational vehicle operations were successful in reducing their inventories by
$11.7 million, in preparation for introduction of the new line of 2002 models.

Throughout the Company's RV Group, capacity and staffing have been further adjusted during the second quarter. It is anticipated that many of these adjustments will be temporary, and the Company remains poised to recapture market share as the industry recovers.

"Cost containment is important in the near-term," said Joe Tomczak, Executive Vice President and Chief Financial Officer. "However, the Company continues to be very focused on growth, and is prepared to capitalize on those opportunities as the market recovers."


Modular Housing and Building Group
----------------------------------

During the quarter, the Company's Modular Housing and Building Group successfully offset the current cycle in the recreational vehicle industry. This underscores the merits of the Company's strategic plan to bring a better balance between its two core businesses. The Company's modular homes offer a high-quality alternative to conventional site-built homes, and should not be confused with manufactured housing and the problems that have plagued that industry.

The Housing and Building Group continued its profitable performance during the second quarter. Segment sales for the quarter ended June 30, 2001 were $68.5 million, compared to second quarter 2000 sales of $45.9 million. Year to date sales were $115.1 million compared to $84.6 million in the first half of 2000.

Throughout the second quarter, consumer interest and traffic in our builders' model homes remained strong. This is consistent with the National Association of Homebuilders forecast that single family housing starts will total 1,274,000 in 2001, 3.3 percent ahead of last year. Since modular homes currently comprise less than five percent of the new single family home starts nationwide, the potential exists for growth rates that equal or exceed those of site-built homes, as the advantages of modular construction become more widely recognized. The Company's strategic growth plan for this segment included the completion of a new manufacturing facility for recently acquired All American Kan Build in Colorado that will enhance the

Company's production in that important area of the country.
During the first half of 2001, the modular and building segment represented approximately 37 percent of Coachmen's total revenues. This compares to 24 percent in calendar year 2000 and 18 percent in calendar year 1999.

Financial Strength
------------------

The Company continues to maintain a strong financial position with total shareholders' equity of approximately $209.8 million and net book value of approximately $13.30 per share. The Company has continued to carefully manage its cash and expenditures in the second quarter and finished the quarter with over $39 million of cash and marketable securities. Capital expenditures totaled $0.8 million in the second quarter, compared to $3.2 million in the same period in 2000.

"Coachmen has a strong balance sheet, with an extremely low level of debt. We are well positioned to withstand the industry conditions and are poised to resume the growth that we experienced throughout the decade of the '90s," said CFO Tomczak. "Improved performance should result from our continuing emphasis on cost containment and efficiency, as well as from better utilization of Company assets."

Outlook
-------

Coachmen Industries will continue to execute its strategic plan by concentrating on its two core businesses: recreational vehicles and modular housing and building. The Company is beginning to realize the financial benefits and returns from the strategic actions taken during 2000 and early 2001, including the reorganization of the RV segment; the Company's divestiture of its van conversion and furniture subsidiaries and four RV retail dealerships; and the acquisitions of Miller Building Systems, Inc., Mod-U-Kraf Homes, Inc., and Kan Build, Inc.

Based on the Company's return to profitability in the second quarter, management expects the Company to remain profitable during the second half of the year, though at lower levels than previously forecasted due to a softer than anticipated economy. "It now appears that recovery in the economy and the recreational vehicle industry will be later than the experts had originally forecasted," Chairman Skinner commented, "although we are encouraged by signs that market conditions have begun to improve in the third quarter, and we expect continuing improvements through early 2002. Further, many of the Company's actions to reduce costs and improve margins should be more apparent in the third and fourth quarters." Continuing, she said, "We are also very encouraged by the strong response to our 2002 RV models recently unveiled at our Annual Dealer Seminar. As a result of the orders placed by our dealers, we are increasing production rates in many of our facilities." Chairman Skinner concluded, "Coachmen has many unique strengths including powerful brand equity, dedicated employees, a strong balance sheet and the willingness to take aggressive actions in response to changing market conditions. Our senior management team is now fully in place. Having been through similar cycles during our 37 years in operation, we know how to not only survive, but thrive, as our Company emerged stronger from each of the previous economic downturns. All of us at Coachmen expect nothing less going forward."

In other news, during its regular meeting on August 6, 2001, Coachmen's Board of Directors declared a $.05 per share dividend to shareholders of record as of August 27, 2001. This is the 76th consecutive quarter that Coachmen Industries has paid dividends.

Founded in 1964, Coachmen Industries, Inc., is one of the nation's leading manufacturers of recreational vehicles with well-known names including Coachmen RV, Shasta, Viking and Georgie Boy. Coachmen Industries is also the largest modular home producer in the nation with its All American Homes and Mod-U-Kraf subsidiaries. Modular commercial and telecommunication structures are manufactured by the Company's Miller Building Systems subsidiary. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of economic uncertainty on high-cost discretionary product purchases and other risks identified in the Company's SEC filings.

For more information:
     Joseph P. Tomczak
     Executive Vice President and
     Chief Financial Officer
     219-262-0123

                          Coachmen Industries, Inc.
               Condensed Consolidated Statements of Operations
                   (In Thousands, Except Per Share Amounts)
                                 (Unaudited)

                              Three Months Ended         Six Months Ended
                              ------------------         ----------------
                                   June 30,                   June 30,
                                   --------                   --------
                              2001         2000          2001         2000
                              ----         ----          ----         ----

    Outside Sales           $162,359     $194,699      $315,283     $395,911

    Gross Profit - $          28,059       30,515        44,181       60,665
    Gross Profit - %            17.3%        15.7%         14.0%        15.3%

    SG&A - $                  24,580       25,033        48,129       48,739
    SG&A - %                    15.1%        12.9%         15.3%        12.3%

    Operating Income/
      (Loss) - $               3,479        5,482        (3,948)      11,926
    Operating Income/
      (Loss) - %                 2.1%         2.8%         -1.3%         3.0%

    Other (Income)/Expense     1,232          127         1,597          371

    Pre-Tax Profit/(Loss) - $  2,247        5,355        (5,545)      11,555
    Pre-Tax Profit/(Loss) - %    1.4%         2.8%         -1.8%         2.9%

    Tax Expense/(Income)         823        1,655        (2,029)       3,825

    Net Income/(Loss)          1,424        3,700        (3,516)       7,730
    Earnings/(Loss) per
      Share - Basic & Diluted    .09          .24          (.22)         .50

    Weighted Average Shares Outstanding
         - Basic              15,778       15,566        15,773       15,559
         - Diluted            15,855       15,581        15,773       15,571

                            Coachmen Industries, Inc.
                       Condensed Consolidated Balance Sheet
                                  (In Thousands)
                                   (Unaudited)

    Current assets                            6/30/01           12/31/00
    --------------                            -------           --------
        Cash                                  $25,098            $2,614
        Marketable securities                  13,987            18,737
       Accounts receivable                     30,505            40,079
        Inventories                            86,514            97,315
        Prepaid expenses and other              5,330             6,821
        Deferred income taxes                   9,077             8,384
                                              -------            ------
         Total current assets                 170,511           173,950
    PP&E, net                                  84,484            84,163
    Goodwill and other intangibles, net        19,087            15,983
    Other                                      28,663            22,350
                                              -------            ------
    Total assets                             $302,745          $296,446
                                             ========          ========

    Current Liabilities                       6/30/01           12/31/00
    -------------------                       -------           --------
         Current portion of L-T debt             $865              $865
         Accounts payable, trade               20,310            24,015
         Accrued income taxes                     269               845
         Other accruals                        39,667            31,988
                                              -------            ------
           Total current liabilities           61,111            57,713
    Long-term debt                             19,945            11,795
    Deferred income taxes                       3,349             3,370
    Other                                       8,580             8,619
                                              -------            ------
    Total liabilities                          92,985            81,497
    Shareholders' equity                      209,760           214,949
                                              -------            ------

    Total liabilities and
      shareholders' equity                   $302,745          $296,446
                                             ========          ========